Exhibit 99.1

NEWS FOR RELEASE: 7/24/2008, 4pm ET                       CONTACT:  Lee Brown
                                                               (719) 481-7213
                                                        lee.brown@ramtron.com

             RAMTRON REPORTS SECOND-QUARTER 2008 FINANCIAL RESULTS

             Record product revenue increases 27% driven by a 173%
                      increase in integrated product sales

COLORADO SPRINGS, CO - July 24, 2008 - Ramtron International Corporation (Nasdaq: RMTR), a leading developer and supplier of nonvolatile ferroelectric random access memory (F-RAM) and integrated semiconductor products, today reported total revenue of $15.5 million for the second quarter of 2008, 26% higher than the $12.3 million reported for the same quarter of 2007. Second-quarter product revenue was $15.1 million, 27% higher than product revenue of $11.9 million reported for the same quarter last year.

Second-quarter net income was $779,000, or $0.03 per share, compared with net income of $248,000, or $0.01 per share, for the same quarter a year earlier. Second-quarter 2008 results include non-cash, stock-based compensation expense of $472,000, and an income tax provision of $513,000, of which $486,000 was non-cash. Without these items, second-quarter net income would have been $1.8 million, or $0.06 per share. Product gross margin for the second quarter of 2008 was 53%, consistent with 53% for the second quarter of 2007.

At the end of 2007, Ramtron recorded a deferred tax asset on its balance sheet that represents the estimated amount of tax loss carry forward the company currently expects to offset with future taxable income. This asset will be reduced by the amount of a non-cash tax provision that will be recorded on the company's income statement on a quarterly basis.

"Solid execution of our strategy to introduce feature rich integrated F-RAM products and custom devices produced another quarter of profitable growth at Ramtron," said Bill Staunton, Ramtron's chief executive officer. "Second quarter revenue growth was driven by integrated product sales, which includes sales of our new custom devices. As a result of our initiatives to accelerate new product introductions, the classes of products introduced since 2006 contributed 23% to second-quarter revenue and grew by 52% from the first quarter of 2008. Products introduced since the beginning of 2008, which have ramped very quickly, contributed 16% of our second quarter revenue.

"Our second quarter results demonstrate the operating leverage inherent in our business model and our successful performance against our 2008 operating targets. For the quarter, we delivered net income before stock-based compensation expense and income tax benefit of 11.4% of total revenue. Our financial performance was achieved on the strength of a 26% increase in revenue combined with on-target sales and marketing and general and administrative expenses and slightly lower research and development expenses," Staunton continued.

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Second-Quarter Product Highlights:
---------------------------------

  - Integrated product revenue grew 173% to $4.3 million, or 28% of F-RAM product revenue, during the second quarter of 2008, compared with $1.6 million, or 13% of F-RAM revenue, for the second quarter of 2007.

  -  Announced the FM25H20, Ramtron's first 2-megabit serial F-RAM

  -  Introduced the FM6124, the first F-RAM based event data recorder

  - Announced that Ramtron's F-RAM has been designed into Shanghai Welltech's smart pressure transmitters

  -  Announced a F-RAM design-win for wireless smart energy plugs

  - Qualified the FM24CL64, a 64-kilobit serial F-RAM, to Grade 3 automotive specifications

Staunton concluded, "Based on our current visibility of the second half of the year, which is bolstered by the growth of our custom product sales and the customer design activity for our high-density devices, we are raising our full-year 2008 revenue guidance to 26% to 29% growth over our 2007 revenue of $51.1 million."

Conference Call
---------------

Ramtron management's teleconference today will be webcast live on the corporate website. Management plans to webcast slides to support its prepared remarks on quarterly results and business outlook, and then host a live question-and-answer session with institutional investors and research analysts.

How to Participate
------------------

Ramtron Second-Quarter 2008 Results Teleconference
July 24, 2008 at 2:00 p.m. PT / 5:00 p.m. ET

Go to the home page of the Ramtron site at www.ramtron.com and click on the teleconference link. From this site, you can access the teleconference webcast, assuming that your computer system is configured properly. A webcast replay will be available for one year, and a telephonic replay will be available for seven days after the live call at (706) 645-9291, code #56120319.

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About Ramtron
-------------

Ramtron International Corporation, headquartered in Colorado Springs, Colorado, is a fabless semiconductor company that designs, develops and markets specialized semiconductor memory, microcontroller and integrated semiconductor solutions used in a wide range of product applications and markets.

Cautionary Statements
---------------------

Except for historical information, this press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "believe," "expect," "anticipate," "should," and "potential," among others. Specific forward-looking statements include statements about Ramtron's expected revenue growth for full-year 2008. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to: general and regional economic conditions and conditions specific to the semiconductor industry; demand for Ramtron's products; order cancellations or reduced order placements; product sales mix; the timely development of new technologies; competitive factors such as pricing pressures on existing products and the timing and market acceptance of new product introductions; Ramtron's ability to maintain an appropriate amount of low-cost foundry production capacity from its foundry sources in a timely manner; our foundry partners' timely ability to successfully manufacture products for Ramtron; our foundry partners' ability to supply increased orders for F-RAM products in a timely manner using Ramtron's proprietary technology; any disruptions of Ramtron's foundry or test and assembly contractor relationships; currency fluctuations; unexpected design and manufacturing difficulties; defects in products that could result in product liability claims; and the risk factors listed from time to time in Ramtron's SEC reports, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Reports filed during 2008. SEC-filed documents are available at no charge at the SEC's website (www.sec.gov) or from the company.

All forward-looking statements included in this release are based upon information available to Ramtron as of the date of this release, which may change.

The financial information in this press release and the attached financial statements have been prepared from the books and records of the company with the omission of certain information and disclosures normally included in financial statements.

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In this release, the references to second-quarter net income and earnings per share excluding stock-based compensation charges and income tax provision are not financial measures as defined by generally accepted accounting principles
(GAAP). Management believes that the presentation of results excluding these charges provides meaningful supplemental information regarding the Company's operational performance; however, these figures are not a replacement for the GAAP financial measures presented nor should they be given greater consideration by investors.

                                    -XXX-
                       (financial statements attached)

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                          RAMTRON INTERNATIONAL CORPORATION
                         SECOND-QUARTER FINANCIAL HIGHLIGHTS
                   CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Amounts in thousands, except per-share amounts)
                                  (Unaudited)

                                    Three Months Ended    Six Months Ended
                                         June 30,              June 30,
                                      2008     2007         2008      2007
                                    --------  --------    --------  --------
Revenue:
   Product sales                    $15,132   $11,936     $28,998   $22,648
   License and development fees         179       179         358       358
   Royalties                            184       117         393       313
   Customer-sponsored research
     and development                     40       100          90       100
                                    --------  --------    --------  --------
                                     15,535    12,332      29,839    23,419
                                    --------  --------    --------  --------
Costs and expenses:
   Cost of product sales              7,115     5,622      13,611    10,878
   Research and development           3,061     2,704       5,955     5,349
   Customer-sponsored research
     and development                     19        94          47        94
   Sales and marketing                2,296     1,975       4,233     3,660
   General and administrative         1,680     1,609       3,557     3,132
                                    --------  --------    --------  --------
                                     14,171    12,004      27,403    23,113
                                    --------  --------    --------  --------
Operating income                      1,364       328       2,436       306

Interest expense                       (105)     (122)       (203)     (277)
Other income (expense), net              33        68         (12)       64
                                    --------  --------    --------  --------
Income before income tax provision    1,292       274       2,221        93
Income tax provision                   (513)      (26)       (877)      (47)
                                    --------  --------    --------  --------
Net income                          $   779   $   248     $ 1,344   $    46
                                    ========  ========    ========  ========
Net income per common share:
    Basic and diluted               $  0.03   $  0.01     $  0.05   $  0.00
                                    ========  ========    ========  ========
Weighted average common shares
  outstanding:
    Basic                            26,304    25,130      26,002    25,029
                                    ========  ========    ========  ========
    Diluted                          28,101    26,121      27,888    25,845
                                    ========  ========    ========  ========

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                       CONDENSED CONSOLIDATED BALANCE SHEETS
                              (Amounts in thousands)
                                     (Unaudited)

                                                    June 30,     December 31,
                                                      2008           2007
                                                    --------     ------------
ASSETS

Current assets:
     Cash and cash equivalents                      $ 8,237        $ 6,828
     Accounts receivable, net                         9,698          9,490
     Inventories                                      7,882          6,342
     Deferred income taxes, net                       2,930            286
     Other current assets                               830            789
                                                    -------        -------
Total current assets                                 29,577         23,735

Property, plant and equipment, net                    5,331          4,987
Goodwill, net                                         2,261          2,311
Intangible assets, net                                7,501          7,963
Deferred income taxes, net                            3,839          7,300
Other assets                                            244            230
                                                    -------        -------
Total assets                                        $48,753        $46,526
                                                    =======        =======

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable                               $ 4,152        $ 4,168
     Accrued liabilities                              1,763          2,416
     Deferred revenue                                   743            949
     Current portion of long-term debt                  544          1,040
                                                    -------        -------
Total current liabilities                             7,202          8,573

Long-term deferred revenue                            1,531          1,854
Long-term debt                                        4,614          4,894
                                                    -------        -------
Total liabilities                                    13,347         15,321

Stockholders' equity                                 35,406         31,205
                                                    -------        -------
                                                    $48,753        $46,526
                                                    =======        =======

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